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                                                                    EXHIBIT 99.1

                          MEMORANDUM OF UNDERSTANDING
                          ---------------------------

         THIS MEMORANDUM OF UNDERSTANDING ("MOU") is entered into this twenty-fourth day of December 2003 by and between QUALCOMM Incorporated, a corporation organized under the laws of the State of Delaware, United States of America ("QUALCOMM"), and Techfaith Holdings Limited, a corporation organized under the laws of the British Virgin Islands ("Techfaith").

                                   RECITALS:

         WHEREAS, QUALCOMM has developed certain proprietary Code Division Multiple Access ("CDMA") digital wireless telecommunications technology for use in wireless telecommunications applications, and QUALCOMM desires to support the development of CDMA-based technologies throughout the world;

         WHEREAS, Techfaith and its subsidiaries presently are engaged in the business of developing and licensing reference designs and modules for wireless GSM handsets for the PRC market;

         WHEREAS, Techfaith desires to expand its business plan to include the development and sale and/or licensing of reference designs and modules for CDMA-based mobile devices (the "CDMA Business");

         WHEREAS, QUALCOMM is considering an equity investment in Techfaith in exchange for certain commitments by Techfaith with respect to the CDMA Business; and

         WHEREAS, QUALCOMM and Techfaith are entering into this MOU to set forth their mutual intentions regarding the establishment of the CDMA Business.

         NOW, THEREFORE, in consideration of the mutual understandings and agreements set forth herein, the parties hereto hereby agree as follows:

         1. Establishment of Subsidiary to Conduct CDMA Business. Techfaith agrees that, not later than sixty (60) days following the closing of QUALCOMM's equity investment in Techfaith (the "Closing Date"), Techfaith will establish or cause to be established under the laws of the People's Republic of China ("PRC") a wholly-owned subsidiary (the "CDMA Subsidiary") to engage solely in the CDMA Business pursuant to and in accordance with the business plan attached hereto as Appendix 1. Techfaith will contribute capital in the amount of US$4,000,000 (or its RMB equivalent) to the CDMA Subsidiary within ninety (90) days following the establishment thereof.

         2. Management of CDMA Subsidiary. Mr. Dong Defu, the Chief Executive Officer ("CEO") of Techfaith, will also serve as the CEO of the CDMA Subsidiary on an interim basis until such time as QUALCOMM and Techfaith mutually agree on his replacement.

         3. Commitment to Use QUALCOMM CDMA ASICs. Techfaith agrees that, for a period of four (4) years following the establishment of the CDMA Subsidiary, it will cause Techfaith to (i) incorporate into all of its reference designs and modules QUALCOMM's CDMA digital baseband ASICs and IF and RF ASICs for cdma2000

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based mobile devices, and (ii) purchase from QUALCOMM one hundred percent
(100%) of its requirements for such ASICs. QUALCOMM and Techfaith will enter into a definitive Component Supply Agreement containing mutually acceptable terms and conditions relating to the purchase of QUALCOMM ASIC's as described above.

         4. Information Rights and Access. In addition to the Techfaith financial information that QUALCOMM may be entitled to receive as a result of its equity investment in Techfaith, Techfaith will also provide, or to cause the CDMA Subsidiary to provide, to QUALCOMM the following information solely with respect to the CDMA Subsidiary:

                  (a)      audited annual financial statements within ninety
                  (90) days after the end of each fiscal year, beginning with the fiscal year 2004;

                  (b) unaudited quarterly financial statements within thirty (30) days following the end of each fiscal quarter;

                  (c)      unaudited monthly financial statements within ten
                  (10) business days following the end of each month;

                  (d) the first draft of the annual operating budget within sixty (60) days prior to the end of each fiscal year.

                  QUALCOMM will also have the right to visit the premises of the CDMA Subsidiary at least once per month during regular business hours, upon seven (7) days prior notice.

         5. Confidentiality. The parties acknowledge that, in the course of their negotiations under this MOU, it may be necessary for one party to provide documentation, technical and business information and/or intellectual property, in whatever form recorded (collectively, "Confidential Information"), to the other party. All Confidential Information provided or disclosed by either party hereunder shall remain the property of the furnishing party, and shall be held in strict confidence by the receiving party, unless the furnishing party otherwise consents in writing or unless disclosure of such Confidential Information is required by the applicable laws. Confidential Information furnished by any party hereunder (i) shall not be reproduced or copied, in whole or in part, by the receiving party except for use as specifically authorized by this MOU; (ii) shall, together with any copies thereof, be returned to the disclosing party, or at the request of the disclosing party, destroyed, when no longer needed for purposes of this MOU; and (iii) shall only be disclosed by the receiving party to its employees who have a need to know such Confidential Information in connection with the performance of this MOU; and who have agreed to comply with the confidentiality obligations set forth herein.

         6. Publicity. Neither party shall issue any press release or otherwise publicize or disclose to any third party the existence or nature of this MOU without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         7.       Exclusivity. Techfaith agrees that, for a period of sixty
(60) days following execution of this MOU, or until the Closing Date, whichever comes first (the "Exclusivity Period") Techfaith will not engage in any discussions or negotiations with any other



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CDMA technology provider doing business in the PRC regarding any cooperative, strategic or financial relationship, excluding the current negotiations that are ongoing between Techfaith and NEC Corporation or its subsidiaries. QUALCOMM agrees that during the Exclusivity Period, QUALCOMM will not engage in any discussions or negotiations with a third party with respect to the purchase of shares (as part of a venture capital round of financing) in any other CDMA design house located in the PRC.

         8. Term and Termination. This MOU shall become effective on the date first set forth above and shall terminate upon the earliest to occur of the following: (a) the execution by the parties of one or more definitive agreements with respect to the subject matter of this MOU; or (b) six (6) months from the date hereof.

         9. Non-Binding Effect. This MOU is intended to serve as a general basis for commencing negotiations for one or more definitive agreements between QUALCOMM and Techfaith and/or the CDMA Subsidiary with respect to the matters referenced herein. This MOU does not contain all of the detailed provisions to be incorporated in any such definitive agreement(s), but does reflect the current mutual intentions of the parties. With the exception of Paragraphs 5 and 6 hereof, which are intended to be binding upon the parties, neither QUALCOMM nor Techfaith shall have any legal obligation under or by virtue of this MOU, including any obligation to enter into any definitive agreement or other contract, to provide any services, to disclose any information, to make any investment or to pay any consideration or compensation, whether or not expressly described herein; provided that the parties agree to cooperate in good faith along the lines described in this MOU.

         IN WITNESS WHEREOF, the parties have caused this MOU to be executed by their duly authorized representatives as of the date first above written.


                                QUALCOMM INCORPORATED

                                By:    /s/ Frank Meng
                                       -----------------------------------------
                                Name:  Frank Meng
                                       -----------------------------------------
                                Title: President QUALCOMM China
                                       -----------------------------------------


                                TECHFAITH HOLDINGS LIMITED

                                By:    [CHINESE CHARACTERS]      /s/ Dong De Fu
                                       -----------------------------------------
                                Name:  [CHINESE CHARACTERS]          Dong De Fu
                                       -----------------------------------------
                                Title: [CHINESE CHARACTERS]          CEO
                                       -----------------------------------------






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